Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated February 6, 2008 on the consolidated financial statements of China Architectural Engineering, Inc. as of March 31, 2008 and 2007 and for the years ended December 31, 2007, 2006, and 2005, in the Registration Statement of China Architectural Engineering, Inc. on Form S-1/A (File No. 333-150832).

For the purpose of the aforesaid Form S-1/A, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

South San Francisco, California September 26, 2008	/s/ Samuel H. Wong & Co., LLP Samuel H. Wong & Co., LLP Certified Public Accountants